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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

               Commission File Number    000-05558


            FRONTIER COMMUNICATIONS OF NEW YORK, INC.
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     (Exact name of registrant as specified in its charter)

                    180 South Clinton Avenue
                   Rochester, New York  14646
                         (914) 783-5217
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            5.7% Cumulative Preferred Stock, Series A
  ------------------------------------------------------------
    (Titles of each class of securities covered by this Form)

                              None
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  (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   {x}     Rule 12h-3(b)(1)(ii)  { }
     Rule 12g-4(a)(1)(ii)  { }     Rule 12h-3(b)(2)(i)   { }
     Rule 12g-4(a)(2)(i)   { }     Rule 12h-3(b)(2)(ii)  { }
     Rule 12g-4(a)(2)(ii)  { }     Rule 15d-6            {x}
     Rule 12h-3(b)(1)(i)   {x}

Approximate number of holders of record as of the certificate or
notice date:      229

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     Pursuant to the requirements of the Securities Exchange Act of 1934, Frontier Communications of New York, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 30, 1996                /s/Joseph Enis
                                   By: --------------------------
                                        Joseph Enis
                                        Treasurer